ACKNOWLEDGEMENT

OF

BOXCEIPTS.COM, INC.

December 1, 2011

1.

Boxceipts.com, Inc. (the “Company”), a Nevada corporation, is filing a Registration Statement on Amendment 1 to Form S-1 filed December 1, 2011.

2.

Pursuant to the SEC comment letter, the SEC asked that the Company make certain acknowledgments with respect to its Form S-1 filing.

Accordingly, the Company makes the following acknowledgments:

1.

 The Company is responsible for the adequacy and accuracy of the disclosure in the filing.

2.

The SEC staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

3.

The company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

BOXCEIPTS.COM, INC.

/s/ Geoffrey T. Farwell
Geoffrey T. Farwell, President & CEO